EXHIBIT 8.1

ANOLIK & ASSOCIATES, P.C.

April 10, 2008

Global Services Partners Acquisition Corporation
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
Attention: Board of Directors

Gentlemen:

We have acted as counsel to Global Services Partners Acquisition Corporation, a Delaware corporation (“GSPAC”), in connection with the Agreement and Plan of Reorganization, dated as of January 15, 2008 (the “Reorganization Agreement”), by and among GSPAC, SouthPeak Interactive Corporation, a Delaware corporation (“SP Holdings”), GSPAC Merger Company, a Delaware corporation and a wholly owned subsidiary of SP Holdings (“MergerCo”), and SouthPeak Interactive, LLC, a Delaware limited liability company (“SouthPeak”). The transactions contemplated by the Reorganization Agreement include the merger (the “Merger”) of GSPAC with MergerCo in which holders (the “GSPAC Stockholders”) of common stock and Class B common stock issued by GSPAC (collectively, “GSPAC Common Stock”) will receive shares (the “Merger Shares”) of common stock of SP Holdings, par value $.0001 per share (“Holdings Common Stock”), and the simultaneous contribution by the members of SouthPeak to the capital of SP Holdings of the outstanding membership interests of SouthPeak.

This opinion is being rendered in connection with the Registration Statement on Form S-4, as amended (No. 333-148691) (the “Registration Statement”) filed by SP Holdings under the Securities Act of 1933, as amended (the “Act”), registering, among other securities, the Merger Shares under the Act.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Reorganization Agreement, (2) the Registration Statement, (3) the Certificate of Incorporation and ByLaws of GSPAC, SP Holdings and MergerCo, as in effect on the date hereof, (4) resolutions adopted by the Board of Directors of GSPAC, SP Holdings and MergerCo relating to the Merger and the issuance and delivery of Holdings Common Stock in connection therewith; and (5) such other documents, certificates, and other records as we have deemed necessary or appropriate. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations and certificates of SP Holdings, MergerCo, SouthPeak, GSPAC and certain of their respective officers.

3130 FAIRVIEW PARK DRIVE, SUITE 500 | FALL CHURCH, VA 22042
PHONE: 703 - 373-3150 | FAX: 703 - 373 - 3151
WWW.SANOLIKLAW.COM

April 10, 2008

Our opinions below on the U.S. federal income tax consequences of the reorganization are based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions, and Treasury regulations, all of which are subject to change, possibly with retroactive effect, which changes could affect the tax consequences described herein, and on factual representations of SP Holdings, MergerCo and GSPAC. Our opinions expressed below as to matters affecting the GSPAC Stockholders or holders of Holdings Common Stock apply only to persons that hold GSPAC Common Stock and, immediately following the Merger, Holdings Common Stock as capital assets and do not address tax considerations that may affect the treatment of special status taxpayers, including financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, persons who acquired stock pursuant to employee stock options, or plans and debtors in bankruptcy and similar proceedings. We do not render any opinion, regarding the tax consequences of the Merger or as to any other matter, under the tax laws of any state or any local or foreign jurisdiction. Each GSPAC Stockholder and holder of Merger Shares should consult the holder's own tax adviser as to the specific income tax consequences to the holder, including the application and effect of state or local income and other tax laws. No rulings have been sought from the IRS with respect to the reorganization, and it is not currently expected that rulings will be sought.

Based upon the foregoing, and subject to the qualifications herein expressed, we are of the opinion that:

1. Upon consummation of the Merger, each holder of GSPAC Common Stock will be deemed to have exchanged their shares for shares of Holdings Common Stock under Section 351 of the Code;

2. No gain or loss will be recognized by GSPAC upon the consummation of the Merger or the exchange of the GSPAC Common Stock for shares of Holdings Common Stock;

3. A US holder of GSPAC Common Stock will not recognize gain or loss upon the exchange in the Merger of shares of GSPAC Common stock solely for shares of Holdings Common Stock;

ANOLIK & ASSOCIATES, P.C.
Falls Church, Virginia

April 10, 2008

4. The basis of shares of Holdings Common Stock to be received in the Merger by a US holder of GSPAC Common stock will be, in the aggregate, the same as the basis, in the aggregate, of the shares of GSPAC Common surrendered in exchange therefor;

5. The holding period of the shares of Holdings Common Stock to be received in the Merger by a US holder of GSPAC Common Stock will include the holding period of the shares of GSPAC Common Stock surrendered in exchange therefor;

6. GSPAC Stockholders that exercise their right to either (a) convert their Class B shares of GSPAC Common Stock into cash (the “Conversion Right”) in accordance with the provisions of the Certificate of Incorporation of GSPAC, or (b) invoke their statutory right to dissent from the Merger and receive solely cash in exchange for their shares of GSPAC Common Stock will, in either such case, be treated as having received such payments as distributions in redemption, as provided in Section 302(a) of the Code, of their shares. Each GSPAC Stockholder should consult such holder’s own tax adviser for the tax effect of the redemption (i.e., exchange treatment or dividend) in light of the stockholder's particular facts and circumstances;

7. A holder of shares of GSPAC Common Stock may be subject to backup withholding at the rate of 30 percent with respect to “reportable payments,” which may include payments of cash as a result of exercising statutory dissenters' rights or their Conversion Right. The payor will be required to deduct and withhold the prescribed amounts unless such stockholder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to an applicable exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder of GSPAC Stockholder who does not provide SP Holdings with the holder’s correct taxpayer identification number may be subject to penalties imposed by the IRS. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the stockholder's U.S. federal income tax liabilities, as long as the required information is provided to the IRS.

We express no opinion as to matters of law other than the laws of the State of Delaware and the federal law of the United States as in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and any amendments (including post-effective amendments) thereto, to the use of our name as counsel to GSPAC and SP Holdings and to all references made to us in the Registration Statement and in the Proxy Statement and Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to the Act. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Anolik & Associates, P.C.

ANOLIK & ASSOCIATES, P.C.
Falls Church, Virginia